Exhibit 10.2

Promissory Note

This is a Promissory Note made and effective as of October 13, 2017 by and between Turbine International, a Delaware limited liability company, located at 1209 Orange St., Corporation Trust Center, Wilmington, Delaware (“TI”) and Capstone Turbine Corporation, located at 21211 Nordhoff Street, Chatsworth, CA 91311 (“Capstone”)

WHEREAS, Capstone manufactures microturbine generator systems and accessories which have been marketed, sold, and serviced in the Russian oil and gas market via Capstone’s existing Russian distributor, BPC Engineering (“BPC”);

WHEREAS, BPC has not been meeting is various contractual obligations including the remittance of balances otherwise owed to Capstone, and Capstone has been engaged in discussions for possible new distribution partners;

WHEREAS, TI as expressed interest in becoming Capstone’s new distributor for the Russian oil & gas market;

WHEREAS, the parties have entered into a letter agreement dated September 6, 2017 (“Letter Agreement”) setting forth the details in which TI may become Capstone’s new Russian oil & gas distributor and are working on finalizing a new distributor agreement accordingly (“New Agreement”) for which Capstone shall receive payments from TI;

Now, for good and valuable consideration received, the parties agree as follows:

1.TI hereby promises to pay to the order of Capstone, the principle sum of Three Million Eight Hundred Thousand US Dollars (US$ 3,800,000) (“Principal Amount”) pursuant to the terms and conditions set forth herein.

2.The Principal Amount of this Promissory Note (“Note”) shall be due and payable in thirty five (35) equal monthly installments beginning on the Payment Commencement Date as defined below. If not sooner paid, the entire remaining indebtedness under this Note shall be due and payable on the Date of Final Payment as defined below.

A.TI’s obligation to remit payment on this Note will commence nine months after the Effective Date of the New Agreement (“Transition Period”).

B.The first payment shall become due on the 1st day of the first full month following the Transition Period (“Payment Commencement Date”).

C.The entire indebtedness under this Note shall be paid thirty five (35) months after the Payment Commencement Date (“Date of Final Payment”).

3. TI shall have the right at any time from time to time to prepay this Note in whole or in part without premium or penalty.

4.If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law. TI’s obligation to remit payment under this Note are independent and severable from any other agreements between the parties, including but not limited to the New Agreement.

5.No delay or omission on the part of Capstone in exercising any right hereunder shall operate as a waiver of any such right or of any other right of Capstone, nor shall any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of Capstone shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of Capstone.

6.The occurrence of any of the following shall constitute an “Event of Acceleration” by Capstone under this Note:

A. TI’s failure to pay any part of the principal or interest as and when due under this Note; or

B. TI's becoming insolvent or not paying its debts as they become due.

7.Upon the occurrence of an Event of Acceleration under this Note, and in addition to any other rights and remedies that Capstone may have, Capstone shall have the right, at its sole and exclusive option, to declare this Note immediately due and payable.

8.All parties to this Note including TI and any sureties, endorsers, and guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

9.In the event any payment under this Note is not paid when due, TI agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys' fees not exceeding a sum equal to

15% of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Capstone in exercising any of its rights and remedies upon default.

10.This Note shall be governed by, and construed in accordance with, the laws of the State of  California.

11.All of the foregoing is the promise of TI and shall bind TI and TI's successors, heirs and assigns; provided, however, that TI may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Capstone.

12.This Note constitutes the entire agreement between the parties with respect to the subject matter of this Note and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Note. This Note shall not be modified, amended, or in any way altered except by an instrument in writing signed by the Parties hereto with the same formality as this Note.

13.  Any notice or other communication required or permitted by this Note to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written in the introductory paragraph of this Note or at such other address or facsimile number as the party may have previously specified by like notice.

IN WITNESS WHEREOF, TI has executed this Promissory Note as of the day and year first above written.

Maker: /s/Gloria Penafiel (BORROWER SIGNATURE) Gloria Penafiel (BORROWER NAME)